CONVERTIBLE NOTE OPTION AGREEMENT


         THIS CONVERTIBLE NOTE OPTION AGREEMENT (this "Agreement") is made and entered into as of the 10th day of March, 2000 by and among COX TECHNOLOGIES, INC., an Arizona corporation (the "Company"), BRIAN D. FLETCHER ("Fletcher"), an individual resident of the State of North Carolina, and KURT C. REID, an individual resident of the State of North Carolina ("Reid").

                              STATEMENT OF PURPOSE

         WHEREAS, the Company and Technology Investors, LLC ("Technology Investors") are entering in to a Note Purchase Agreement (the "Purchase Agreement") pursuant to which Technology Investors will purchase from the Company a note (the "Original Note") that will be convertible into shares of the Company's common stock ("Common Stock"); and

         WHEREAS, as a condition and an inducement to Technology Investors' decision to enter into the Purchase Agreement, the Company has agreed to grant to Reid and Fletcher the Option (as hereinafter defined on the terms and conditions set forth in this Agreement).

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the promises, covenants and agreements contained herein, the parties hereto hereby mutually covenant, contract and agree as follows:

         1. Option. The Company hereby grants to each of Fletcher and Reid an unconditional, irrevocable option (the "Option") to purchase, subject to the terms hereof, one or more Subordinated Convertible Promissory Notes (the "New Notes") having an aggregate principal balance of up to Five Hundred Thousand Dollars ($500,000) on terms identical (except for the origination and maturity dates) to the Original Note. The Option shall be exercised in increments of not less than $100,000. The Option shall be exercisable, in whole or in part, by Fletcher or Reid or both of them and may be assigned, in whole or in part, by Fletcher or Reid to any of their Affiliates (as such term is defined in the Note Purchase Agreement) including, but not limited to, Technology Investors.

         2. Exercise. Within ten (10) days of receipt of written notice from Fletcher or Reid or their assignees that they intend to exercise all or a portion of the Option, the Company shall execute a New Note in substantially the same form as the Original Note payable to the purchasers indicated on such notice.

         3. Expiration. The Option shall expire on September 10, 2000.

         4. Entire Agreement. This Agreement supersedes all prior agreements between the parties with respect to its subject matter and constitutes a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter.

         5. Equitable Relief. In addition to any other remedies which may be available, Reid and Fletcher and their permitted assignees shall be entitled to seek equitable relief, including injunctive relief and specific performance, in the event of any breach of the provisions of this Agreement by the Company.

         6. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be considered an original copy of this Agreement and all of which, when taken together, shall be considered to constitute one and the same agreement.

         7. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina without regard to that state's conflicts of laws principles.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the day and year first above written.

                                 COX TECHNOLOGIES, INC.


                                 By: /s/ James L. Cox
                                      -------------------------------------
                                      James L. Cox
                                      President and Chief Executive Officer

                                 /s/ Brian D. Fletcher
                                 ------------------------------------------
                                  Brian D. Fletcher

                                 /s/ Kurt C. Reid
                                 ------------------------------------------
                                  Kurt C. Reid


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